Exhibit 10.220

Evan A. Stein, MD, PhD

Medical Research Laboratories

LEASE

THIS AGREEMENT OF LEASE entered into on August 31, 2004, by and between Evan A. Stein, MD, PhD (“Lessor”), and Medical Research Laboratories International, LLC (“Lessee”), is as follows:

1. Leased Premises. Lessor hereby leases to Lessee the premises located at Two Tesseneer Drive, Highland Heights, Kentucky, as more particularly described in Exhibit A attached hereto (“the Leased Premises”).

2. Term.

2.1 The term of this Lease shall be the 10 year period commencing January 1, 2005 and ending December 31, 2014.

2.2 Lessee shall have the option to renew this Lease for one additional term of 10 years commencing upon the termination of the initial term by giving Lessor notice of exercise of the option to renew not later than June 30, 2014; provided, however, that Lessee’s exercise of such renewal option shall not be effective to renew this Lease if any Event of Default, as defined in Section 14.1, exists at the time of giving the renewal notice or at any time thereafter prior to the commencement of the renewal term. The renewal term shall be upon the same terms and conditions as are applicable to the initial term, except as to rent, which shall be as set forth in Section 3.2.

3. Rent.

3.1 Lessee shall pay Lessor as rent during the initial term the amount of [$9 x the percentage by which the All items U.S. – CPI-W. All cities average (1982-1984 = 100) has increased from January 1995 through December 2004] per square foot per year for 71,620 square feet, such annual amount of based on the preceding formula is to be paid in equal monthly installments commencing January 1, 2005. If the CPI for December, 2004 has not been published by January 1, 2005, Lessee shall continue to pay the monthly rent that was in effect on December 31, 2004 on a temporary basis until such CPI is published. After such CPI is published, Lessee shall pay back-rent for the difference in CPI within thirty days of receiving notice of publication from Lessor. Thereafter, Lessee shall pay the full amount of the Renewal Rent monthly.

3.2. If Lessee exercises its option to renew this Lease pursuant to Section 2.2, the rent for the renewal term (the “Renewal Rent”) shall be the rent for the initial term increased by the percentage by which the “Consumer Price Index” (the “CPI”, as hereinafter defined) reported for the month of December, 2014 is higher than the CPI reported for the month of January, 2005. The “CPI” shall mean the Consume Price Index as compiled and published by the Bureau of Labor Statistics of the United States

Department of Labor (All items U.S. – CPI-W. All cities average (1982-1984 = 100)), or the most comparable economic statistics indicator then being published. If the CPI for December 2014 has not been published by the first day of the renewal term, Lessee shall continue to pay the monthly rent that was in effect during the initial term on a temporary basis until such CPI is published, at the Renewal Rent and the monthly rent that Lessee actually paid for each month during such interim period, and Lessee shall thereafter pay the full amount of the Renewal Rent monthly.

3.3 Each monthly installment of rent shall be payable in advance on the first day of the applicable month.

4. Use of Premises.

4.1 Lessee shall use and occupy the Leased Premises for the purpose of operating medical laboratory facilities for research, testing and experimentation and for all normal purposes related thereto. Lessee will not use the Leased Premises for any other purpose without the prior written consent of Lessor.

4.2 Lessee shall use and occupy the Leased Premises in a proper, lawful and reasonable manner, and shall not permit any use of the Leased Premises that would (i) constitute waste or a nuisance, (ii) increase Lessor’s risk of loss or damage to the Leased Premises, (iii) increase the premiums for insurance maintained by Lessor on the Leased Premises over those which would apply to the normal commercial use of the Leased Premises, or (iv) cause a cancellation of any policy of casualty, public liability or other insurance on the Leased Premises with the carrier or carriers then being used.

4.3 Upon the termination of this Lease, Lessee will peacefully and quietly surrender possession of the Leased Premises to Lessor and deliver the Leased Premises, together with all improvements, fixtures and appurtenances, except trade fixtures and equipment installed and removed by Lessee pursuant to Section 5.2, in as good order and condition as when entered upon, reasonable use, ordinary wear and tear and damage by fire or other casualty not caused by Lessee excepted.

4.4 Lessee shall comply promptly with all laws, ordinances, regulations, and orders of all governmental authorities, including, without limitation, those relating to protection of health and the environment and to the treatment, storage, disposal and discharge of hazardous substances and solid waste (as those terms are defined in the applicable laws, rules, regulations and orders), and the requirements of any insurance company or insurance inspection bureau that are applicable to the Leased Premises or to Lessee’s use thereof.

5. Alterations and Liens.

5.1 Except as provided in Section 5.2, Lessee shall not make any alterations, additions or improvements to the building located on the Leased Premises (the “Building”) or to any other part of the Leased Premises without the prior written consent of Lessor. Upon termination of this Lease, all additions, alterations or improvements (excluding property which Lessee is entitled to remove under Section 5.2) shall become and be the Lessor’s property without any obligation of Lessor for compensation or credit to Lessee other than to pay to Lessee the net proceeds from the disposition, if any, of such property, less the expenses of such disposition and less any amounts then due from Lessee to Lessor, but Lessor shall have no obligation to dispose of any of such property.

5.2 Lessee shall have the right to install in and on the Building any trade fixtures, equipment and temporary or non-structural partitions or partition walls which Lessee deems necessary in the operation of its business and to remove the same from time to time during the term of this Lease. If Lessee fails to remove any of its trade fixtures or equipment at the termination of this Lease, Lessee will be deemed to have conveyed such items to Lessor without any obligation of Lessor for compensation or credit to Lessee for the value thereof; provided, however, that if Lessor elects to remove such items from the Leased Premises, Lessee shall be responsible and shall promptly pay or reimburse Lessor for the cost of such removal and for all costs of repairing any damage to the Leased Premises caused by such removal. Upon the termination of this Lease, Lessee will also remove any partitions or partition walls installed by Lessee in the Building which Lessor requests Lessee to remove. The removal by Lessee of trade fixtures, equipment and partitions or partition walls shall be solely at the expense of Lessee and shall be done in a manner satisfactory to Lessor, and Lessee shall be responsible and promptly pay or reimburse Lessor for all costs of repairing any damage to the Leased Premises caused by such removal.

5.3 Lessee shall, at its expense, remove any liens filed against the Leased Premises or Lessor’s interest therein in connection with alterations, additions, repairs, maintenance or improvements by Lessee or any other liens filed against the Leased Premises with respect to any obligation or liability of Lessee within 30 days after the filing or other establishment of such lien. In the event Lessee fails to remove any such lien, Lessor, in addition to his remedies under Section 14, may at his sole discretion, remove such lien by paying such amount thereof or by taking such other actions as may be necessary to release such lien, and Lessee shall reimburse Lessor for all costs and expenses incurred by Lessor to remove such lien promptly upon demand by Lessor.

6. Utilities. Lessee shall pay when due all charges for gas, electricity and other power, water, sewage, waste removal, telephone and all other utility services used or consumed by Lessee in connection with its use of the Leased Premises.

7. Maintenance and Repairs.

7.1 Lessor, at his expense, shall maintain the roof, structural walls, foundation and underground plumbing and other underground facilities serving the Building in good operating condition and shall make all necessary repairs and replacements thereto; provided, however, that Lessor’s obligations under this Section 7.1 are solely for the normal maintenance of such structural parts and underground facilities and for the correction of structural defects, if any, not caused by the negligence, willful act or improper use of the Leased Premises by Lessee or its agents, employees, representatives or invitees.

7.2 Lessee, at its expense, shall maintain al interior and exterior parts of the Building and the rest of the Leased Premises not required to be maintained by Lessor pursuant to Section 7.1 in good repair and in clean, orderly operating condition and shall make all necessary repairs and replacements thereto, including, without limitation, all walls, partitions, windows, and all electrical, heating, ventilating, air conditioning and above-ground plumbing and other above-ground facilities, systems and equipment, driveways and parking areas, shall keep all interior and exterior areas of the Leased Premises painted, clean and clear of debris, snow and obstructions and shall mow the lawns and maintain all landscaping in a neat and orderly condition. Lessee shall take such action as is necessary to protect the facilities, systems and equipment of the Leased Premises from damage or premature wear, tear or depreciation caused by its activities so that such systems, facilities and equipment shall function normally throughout their normal useful lives.

7.3 In the event Lessee fails to make any repairs or to perform any maintenance required under Section 7.2 within 10 days after Lessor gives Lessee notice requesting the same, Lessor, in addition to his remedies under Section 14, may, at his sole discretion, make such repairs and perform such maintenance for Lessee’s account and at Lessee’s expense, and Lessee shall reimburse Lessor for any and all costs and expenses incurred by Lessor in making such repairs and performing such maintenance promptly upon demand by Lessor.

8. Real Estate Taxes and Assessments. Lessee shall reimburse Lessor for or, at Lessor’s option, pay directly all real estate taxes and assessments applicable to the Leased Premises during the initial term and, if renewed, the renewal term of this Lease.

9. Damage or Destruction of Premises.

9.1 Except as provided in Section 9.2, in the event the Building or any other improvements on the Leased Premises are destroyed or so damaged by fire, explosion or other casualty that they are rendered wholly or partially untenantable to the extent that Lessee is unable reasonably to carry on its normal business operations, Lessor will restore the Leased Premises to their former condition and complete such restoration as expeditiously as possible.

9.2 Notwithstanding Section 9.1, Lessor will have no obligation to restore the Building or any other improvements if the damage or destruction constitutes a Termination Event or Lessee Damage as said terms are described in Section 9.3.

9.3 For purposes of Section 9.2:

9.3.1 “Termination Event” means any damage or destruction to the building or any other improvements on the Leased Premises if (i) the cost of repairing the same exceeds the insurance proceeds available therefore by more than 10%, or (ii) more than 25% of the total square foot floor area of the Building is rendered untenantable; and

9.3.2 “Lessee Damage” means any damage or destruction caused by the negligence, misuse or intentional act of Lessee or any of Lessee’s agents, employees, representatives, invitees or customers or any other person on the Leased Premises for Lessee or in connection with Lessee’s use thereof.

9.4 In the event of the occurrence of a Termination Event or Lessee Damage, if Lessor elects not to restore the Building or improvements it will give Lessee notice to that effect within 60 days after such occurrence, and this Lease will thereupon terminate, provided, however, that in the event the occurrence was Lessee Damage, such termination shall be without prejudice to any other rights Lessor may have against Lessee by reason of such Lessee Damage or otherwise.

9.5 In the event of the occurrence of any damage or destruction described in Section 9.1, excluding any damage or destruction that constitutes Lessee Damage:

9.5.1 if the Building or other improvements cannot reasonably be expected to be repaired or restored for occupancy within 90 days following such destruction or damage in such manner as to permit Lessee reasonably to carry on its normal business operations, Lessee will have the right to terminate this Lease by giving notice to that effect to Lessor within 60 days after such damage or destruction, and upon giving of such notice this Lease will terminate; and

9.5.2 if neither Lessor nor Lessee exercises any of its respective termination rights under this Section 9, or prior to the exercise of any of such termination rights, as the case may be, rent will be equitably abated during such time as the Leased Premises are wholly or partially untenantable by Lessee because of such damage or destruction on the basis of the portion of the Leased Premises that is untenantable.

10. Insurance.

10.1 Lessee, at its expense, will maintain (i) commercial general liability insurance insuring Lessee and Lessor against liability for injuries to person or property arising out of the ownership, occupancy or control of the Leased Premises with minimum limits of $1,000,000 per occurrence; and (ii) standard “all risk” insurance on the Leased Premises insuring Lessor and Lessee as their interests appear and Lessee’s trade fixtures, equipment, inventory and all other personal property of Lessee (“Lessee’s Contents”) in an amount equal to not less than 100% of the replacement cost of the Leased Premises and Lessee’s Contents.

10.2 All policies of insurance required to be maintained by Lessee pursuant to Section 10.1 shall (i) be issued by insurers licensed to issue such policies in the Commonwealth of Kentucky and reasonably acceptable to Lessor, (ii) in the case of liability insurance, be rated at least A by Best’s Key Rating Guide for Property Liability;

and (iii) provide that they may not be cancelled or materially altered without 30 days prior written notice to Lessor. Prior to occupying the Leased Premises, upon each renewal of insurance, and upon Lessor’s reasonable request from time to time, Lessee will furnish Lessor with certificates of such insurance and receipts or other proof of payment of the premiums thereon.

10.3 Lessor will not be liable to Lessee for business interruption or any similar loss or damage occurring on the Leased Premises, whether or not caused by the negligence or other fault of Lessor.

10.4 Except as limited in the next sentence, Lessor and Lessee each hereby waives all rights that each of them has or may have under all policies of insurance maintained by each of them covering any part of the Leased Premises or the contents therein, including Lessee’s Contents, to subrogate the insurer to the rights of the insured party to recover from the other party by reason of the payment by the insurer of the insured party’s claim. Lessor and Lessee will each obtain and maintain throughout the term of the Lease a waiver of such subrogation rights in all such policies of insurance; provided, however, that such waiver of subrogation will not be required of either party with respect to any policy of insurance if such waiver (i) is prohibited under the terms of such policy or (ii) can only be obtained upon payment of an additional premium or upon other conditions and the party to be benefited by such waiver declines to pay such additional premium or to fulfill such other conditions at the benefiting party’s expense. In the event such waiver of subrogation cannot be obtained, the party not able to obtain such waiver shall promptly notify the other party of such event.

11. Indemnity. Except to the extent that Lessee is relieved of liability pursuant to Section 10.4, Lessee will indemnify and defend Lessor and will hold Lessor harmless from and against all claims, demands and damages for injuries to person or property and all other claims, demands, liens, damages, fines or penalties of whatever name, nature or kind arising out of the use or occupancy of the Leased Premises by or any act or omission of any of Lessee or Lessee’s agents, employees, representatives, invitees, customers, or any other person in, on, or adjacent to the Leased Premises, except for injury or damage occasioned by Lessor’s negligence.

12. Lessor’s Right of Entry. Lessor may enter the Leased Premises (i) at any time to attend to sudden or emergency conditions and for purposes related to safety or the maintenance, preservation or protection of the Building, and (ii) at all reasonable times for the purpose of inspecting the Leased Premises, to determine the compliance by Lessee with the terms of this Lease, to exhibit the Leased Premises to prospective purchasers, and, during the last four months of the initial term or any renewal term of this Lease, to exhibit the Leased Premises to prospective tenants.

13. Restrictions on Assignment and Subletting. Lessee shall not assign this Lease or sublease any part of the Leased Premises without Lessor’s prior written consent. Notwithstanding Lessor’s consent thereto, (i) no sublease or assignment shall release Lessee from any of its obligations hereunder, and (ii) no sublessee or assignee shall have any right to further assign its rights or sublease any part of the Leased Premises. Any transfer, sale or other disposition of ownership interests in Lessee or reorganization of Lessee which results in the joint venturers who own the ownership interests in Lessee as of the date of this Lease owning Less than a majority of the ownership interests in Lessee or any successor to Lessee, whether such change results from a single transaction or multiple transactions, shall be deemed an “assignment” for purposes of this Section 13.

14. Events of Default; Lessor’s Remedies.

14.1 Each of the following shall constitute an Event of Default under this Lease:

14.1.1 the rent or any other payment due to Lessor from Lessee hereunder, or any part thereof, remains unpaid for five days after such payment becomes due;

14.1.2 Lessee’s interest herein is taken in execution or by other process of law;

14.1.3 Lessee files or has filed against it a petition seeking an order for relief on its behalf as a debtor or seeking reorganization, any receiver or other fiduciary is appointed for the business and property of Lessee, or Lessee makes an assignment for the benefit of Lessee’s creditors;

14.1.4 Lessee abandons or vacates the Leased Premises; or

14.1.5 Lessee fails to cure any other default of the terms and conditions hereof within 15 days after being given written notice by Lessor of such default, or, if such default is of a nature that it cannot be cured completely within such 15-day period, Lessee does not commence within such 15-day period and thereafter proceed with reasonable diligence and in good faith to cure such default.

14.2 Upon the occurrence of an Event of Default, Lessor may (i) re-enter and repossess the Leased Premises and, without terminating this Lease, re-let the Leased Premises or any part of it for the account of Lessor or Lessee and apply such sums collected to amounts owned by Lessee to Lessor as a result of such Event of Default; or (ii) terminate this Lease by giving notice of termination to Lessee and re-enter and repossess the Leased Premises, such termination effective upon the giving of notice. In addition to any remedy granted to Lessor pursuant to this Section 14.2, Lessee shall remain liable to Lessor for all damages and injuries suffered by Lessor as a result of such Event of Default.

14.3 Upon termination of this Lease, Lessee shall have no legal or equitable interest in this Lease the Leased Premises and shall immediately peacefully and quietly surrender possession of the Leased Premises and remove its personal property as provided in Sections 4.3 and 5.2.

14.4 In addition to the rights provided in Section 14.2, if Lessee fails to make any payment of rent or any other amount due Lessor hereunder when due, or within five days thereafter, Lessee shall pay Lessor interest on such amount at a rate equal to 3% per annum in excess of prime interest rate in effect from time to time as reported in the Wall Street Journal until paid in full.

15. Lien of Lessor. Lessor shall have the first lien, paramount to all others, upon every right and interest of Lessee to and in the Leased Premises, this Lease, and, subject to the rights of secured parties holding purchase money security interests, on all improvements consented to by Lessor under Section 5.1 which become fixtures erected or placed on or in the Leased Premises by Lessee, as security for the payment of all amounts payable by Lessee hereunder and as security for the performance of all the terms and conditions of this Lease to be performed by Lessee.

16. Waiver. No waiver by Lessor of any breach of any provision of this Lease shall be construed to be a waiver by Lessor of any succeeding breach of the same or any other provision of this Lease, and the acceptance of rent or other payment by Lessor with knowledge of a breach by Lessee of any provision hereof shall not be deemed a waiver of such breach by Lessor.

17. Hold Over. If Lessee should hold over in possession after the expiration of the initial lease term or, if renewed, after the expiration of the renewal term, such holding over shall not extend the term or renew the Lease, but, without impairing Lessor’s remedies, shall constitute a month-to-month tenancy upon the same terms and conditions as are set fourth hereunder until terminated at the end of any month by either party by giving the terminated at the end of any month by either party by giving the other party not less than 10 days prior notice of termination. The rent for such period of holding over shall be 125% of the rent in effect at the expiration of the Lease term.

18. Mortgages and Subordination. Lessor shall have the right from time to time during the term of this Lease to make new and/or additional mortgages covering the Leased Premises, which shall be prior in lien to the Lease and the rights and privileges of Lessee hereunder. Any such mortgage shall provide that so long as Lessee keeps and performs the terms and conditions of this Lease to be kept and performed by Lessee no person shall have the power to impair, modify, abrogate, or in any way adversely affect the rights of Lessee under this Lease to the full enjoyment of the entire term hereof by virtue of the existence of said indebtedness or mortgage, by reason of being the holder or owner of said indebtedness or any part thereof or by reason of any proceeding instituted under or pursuant to said mortgage.

19. Condemnation. If (i) any part of the Leased Premises is taken by or sold under threat of condemnation or eminent domain and (ii) such taking or sale materially and adversely impairs Lessee’s use of the Leased Premises, either Lessor or

Lessee may terminate this Lease as of the date of such taking or sale. Lessee shall have no claim or interest in any compensation or award of damages for such taking or sale except to the extent any separate compensation or award of damages is made to Lessee for its relocation.

20. Signs. Lessee will not install any signs on the exterior of the Building or elsewhere on the Leased Premises without the prior written approval of Lessor. The installation, maintenance, repair and replacement of any such sign(s) shall be the responsibility of Lessee, and Lessee shall be responsible for any damage to person or property caused by the erection, existence, maintenance or removal of such sign(s). Upon the termination of this Lease, Lessee shall remove said sign(s) and repair any damage caused by such removal.

21. Quiet Enjoyment. If Lessee pays the rent and deeps and performs the obligations of this Lease on the part of Lessee to be kept and performed, Lessee shall peaceably and quietly occupy the Leased Premises during the term hereof without any hindrance, ejection or molestation by Lessor or any person lawfully claiming under Lessor.

22. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) when personally delivered to a principal of the party to whom such notice is directed, or (ii) one business day after having been delivered to a national overnight delivery service with delivery charges prepaid, or two business days after having been deposited in a U.S. Mail depository, postage prepaid, for delivery by certified mail, return receipt requested, and addressed as follows until such time as either party notifies the other of a change of address:

Lessor:	Evan A. Stein, MD, PhD
111 Stanbery Ridge
Ft. Thomas, KY 41075

Lessee:	Medical Research Laboratories International, LLC
c/o PPD, Inc.
3151 South 17th Street
Wilmington, NC 28412

Attn: Site Services Administrator

23. Estoppel Certificates. At the request of Lessor or any mortgage or secured party of Lessor, Lessee will execute, acknowledge and deliver to the requesting party a certificate in recordable form evidencing whether (i) this Lease is in full force and effect; (ii) this Lease has been amended in any respect, and in such event, attaching a copy of such amendment; and (iii) any default exists under this Lease to Lessee’s knowledge, and in such event, specifying the nature of such default.

24. Non-Recourse to Partners. Lessor’s sole recourse in the event of a default by Lessee under this Lease shall be against the Lessee and the Lessee’s assets; no partner of Lessee shall be personally liable for or have any personal obligation to perform any obligations of Lessee under this Lease; and Lessor will not assert any claim, seek any judgment or seek to enforce any judgment against any partner of Lessee personally or against any property or assets of any partner by reason of any breach of or default by Lessee under this Lease.

25. General.

25.1 This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

25.2 This Lease constitutes the entire agreement between the parties and supersedes all prior written and oral negotiations and understanding.

25.3 The captions contained in this Lease are for reference purposes only and shall not affect or relate to or be used for purposes of the interpretation of any provision hereof.

25.4 All of Lessor’s rights and remedies are cumulative and may be exercised singularly or concurrently.

25.5 This Lease shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that no assignment by Lessee shall vest any rights or interests in the assignee except as provided in Section 13.

25.6 The parties hereto will, at the request of either party, execute a Memorandum of Lease to be recorded at he expense of the requesting party.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the date set forth at the beginning of this Agreement of Lease.

/s/ Evan A. Stein
Evan A. Stein, MD, PhD

LESSOR

MEDICAL RESEARCH LABORATORIES INTERNATIONAL, LLC

By:	/s/ Fred B. Davenport, Jr.
Fred B. Davenport, Jr., Manager
Vice President and Asst. Secretary